10f-3 Transactions Summary

Set forth below is a summary of the transactions made pursuant to the Funds' 10f-3 procedures for the period May 1, 2004 through October 31, 2004.

Fund
Income Advantage Fund
Security
Pierre Foods
Date

6/24/2004

Cost

$1,020,000

% of Offering Purchase

0.816%

Fund
Income Advantage Fund
Security
Riddell Bell Holdings Inc
Date

9/23/2004

Cost

$1,220,000

% of Offering Purchase
0.871%
Broker
Goldman, Sachs & Co.
Underwriting Broker
UBS Financial Services, Inc.